Exhibit 21

Cannabics Pharmaceuticals Inc. Subsidiaries

The companies listed below are the majority-owned subsidiaries of the registrant as of January 25, 2021.

Name of Subsidiary	% of ownership	State in which Incorporated
G.R.I.N. Ultra Ltd.	100%	Israel
Digestix Bioscience, Inc.	51%	Delaware